UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2010

Family Dollar Stores, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 5, 2010, Family Dollar Stores, Inc. (the “Company”) entered into an accelerated share repurchase agreement (“ASR Agreement”) with Wells Fargo Bank, N.A. (the “Bank”) under which the Company will repurchase shares of its common stock. The Company is repurchasing shares under the ASR Agreement as part of its previously announced $750 million share repurchase authorization. Under the ASR Agreement, the Company will pay an aggregate of $250 million to the Bank on October 7, 2010 for a number of shares that will be determined based on average prices of the Company’s common stock during a specified valuation period. The Company is funding the repurchase with cash on hand.

The valuation period under the ASR Agreement begins on October 7, 2010, and is expected to end during the second quarter of fiscal 2011, but the Bank may accelerate the end of the valuation period. Certain events, such as market disruption events or regulatory disruption events, may result in the valuation period being extended.

When the Company makes its $250 million payment on October 7, 2010, it will receive from the Bank approximately 4.4 million shares of common stock. The actual number of shares that the Company will repurchase under the ASR Agreement will be determined based on a discount to the average price of the Company’s common stock over the course of the valuation period.  If the actual number of shares repurchased exceeds the number of shares initially delivered, the Company will receive from the Bank a number of additional shares equal to such excess following the conclusion of the valuation period.  If the actual number of shares repurchased is less than the number of shares initially delivered, the Company will be required, at its election, to either (i) deliver to the Bank a number of shares equal to the difference or (ii) make a cash payment to the Bank equal to the value of that number of shares, in either case following the conclusion of the valuation period.

The ASR Agreement is subject to terms customary for similar agreements, including providing for the effects of extraordinary corporate transactions and setting forth circumstances under which the agreement may be terminated early.

The Bank and its affiliates have performed, and may in the future perform, various commercial banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2010.

Item 7.01.	Regulation FD Disclosure.

On October 6, 2010, the Company issued a news release announcing the accelerated stock repurchase described above.  A copy of the news release is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

99 - News Release dated October 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date:	October 6, 2010	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Document Description

99	News Release dated October 6, 2010